Exhibit 10.1

Agreement No.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT the (“Agreement”), dated as of September 25, 2008, is made by and between Redpoint Bio Corporation, a Delaware corporation with a principal place of business located at 7 Graphics Drive, Ewing, New Jersey 08628 (“Debtor”); and CIT Healthcare LLC, a Delaware limited liability company with offices located at 305 Fellowship Road, Suite 305, Mount Laurel, NJ (“CIT”)

RECITALS:

A.                                   Debtor has requested that CIT make certain Loans to Debtor, which shall be evidenced by and payable in accordance with certain Notes executed by Debtor, each of which executed Notes shall incorporate the terms of this Agreement but shall each be deemed a separate agreement and obligation; and

B.                                     To secure all of its payment and performance obligations under the Loan Documents, Debtor has agreed to grant to CIT a security interest in certain Collateral, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual covenants and agreements set forth in this Agreement, and intending to be legally bound, CIT and Debtor hereby agree as follows:

SECTION I.                                           DEFINITIONS AND ACCOUNTING TERMS

1.01                           Definitions.  Unless the context requires otherwise, the following terms shall have the meaning set forth below for all purposes of this Agreement and the other Loan Documents, and such meanings shall be equally applicable to both the singular and plural forms of the terms defined:

“Agreement” means this Loan and Security Agreement, as the same may be amended, restated or supplemented from time to time.

“Business Day” means any day on which CIT and JPMorgan Chase Bank are open for business.

“Change of Control” means the sale, assignment or other transfer, individually or in the aggregate, of more than fifty percent (50%) of the capital stock or membership interest or partnership interest in Debtor presently held (directly or indirectly) by the current shareholders, members and/or partners (collectively, the “Current Shareholders”), or any voting rights associated therewith, to a person or entity other than a Current Shareholder.

“Collaboration Partner” means any third party (including such third party’s employees and agents) permitted to use equipment owned by Debtor pursuant to the terms of a licensing or collaboration agreement with Debtor; provided that such third party shall not have a right to purchase, take possession of or move such equipment at any time.

“Collateral” means the equipment, leasehold improvements, fixtures, software imbedded therein, replacements, replacement parts, substitutions, additions, and accessories thereto, as well as codes, books and records in connection therewith, described in the attached Exhibit A, as the same may be

Loan & Security Agreement	CIT Healthcare LLC

supplemented from time to time in connection with the making of any Loan, together with all cash and non-cash proceeds thereof, whether in the form of accounts, general intangibles, instruments, investment property, chattel paper or otherwise.

“Default” means any event specified in Section 8.01 hereof, which with the giving of notice or the lapse of time, or both, would result in an Event of Default.

“Default Rate of Interest” has the meaning provided in the applicable Note.

“Documentation Fee” has the meaning provided in Section 7.01.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” has the meaning provided in Section 6.02.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

“Indebtedness” means, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property or assets, or (b) obligations with respect to capital leases.

“Indemnified Party” has the meaning provided in Section 7.02.

“Late Fee” has the meaning provided in Section 7.01.

“Loan Documents” means this Agreement, the Notes, the other closing documents executed by Debtor, and any other ancillary agreements executed by Debtor from time to time in connection with this Agreement, all as may be amended, restated or supplemented from time to time.

“Loan” means each advance of credit to Debtor made under this Agreement, and “Loans” means, collectively, all such advances of credit.

“Material Adverse Change”, “Material Adverse Effect” means a material adverse change in or material adverse effect on any of (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Debtor, (b) the ability of Debtor to perform its obligations under this Agreement or any other Loan Document, (c) the value of the Collateral or (d) the ability of CIT to enforce the Obligations or its rights and remedies under this Agreement or any of the other Loan Documents.

“Maximum Loan Amount” means an amount equal to the “Principal Amount” as defined in each Note, and allowance for certain amounts such as accrued interest, sales taxes and overages, which amount shall not exceed, in the aggregate, $2,000,000.00.

“Notes” means each promissory note executed in connection with a Loan and, collectively, “Notes” means all such promissory notes.

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or un-matured, direct or contingent, owing, arising, due or payable to CIT or any affiliate or direct or indirect subsidiary of CIT, by or from Debtor whether arising out of this Agreement or any other Loan Document or otherwise, including, without limitation, the obligation of Debtor: (a) to pay the principal of, and interest on, each Loan in accordance with the terms of this Agreement, and to pay and satisfy all other indebtedness, liabilities and monetary obligations owed by Debtor to CIT under the Loan Documents; (b) to perform all of Debtor’s other obligations under this Agreement and the other Loan Documents; and (c) to pay all costs, fees and expenses incurred by CIT in connection with this Agreement and the other Loan Documents, including, without limitation, (i) recording fees and taxes imposed in connection with the execution of any Note or the filing of any financing statements or other personal property security documents, (ii) all costs that CIT may incur to obtain or maintain the insurance coverage required under Section 6.01, and (iii) all reasonable costs, fees, expenses and disbursements of inside or outside counsel hired by CIT in connection with the preparation, negotiation, amendment, modification, administration and enforcement of the Loan Documents or CIT’s security interests in the Collateral, including any proceeding brought by CIT to enforce payment of any of the foregoing obligations, or the representation of CIT in any bankruptcy proceeding filed by or against Debtor.

“Origination Fee” has the meaning provided in Section 7.01.

“Payment Date” means the due date of any payment of principal or interest on any Loan, as set forth in the Note evidencing such Loan.

“Permitted Liens” means (i) liens created pursuant to the Loan Documents, (ii) liens imposed by law for taxes that are not yet due or are being contested in good faith if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP, (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business provided that such liens secure only amounts not yet due and payable, or if due and payable, (a) are unfiled and no other action has been taken to enforce the same, or (b) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established, and (iii) judgment liens in respect of judgments that do not constitute an Event of Default hereunder.

“Prepayment Fee” has the meaning provided in the applicable Note.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted and in effect from time to time in the State of New York, or any other applicable state.

“Use of Proceeds” means the proceeds and use of the Loans, and shall be used by Debtor solely for the acquisition of equipment, provided that up to $500,000 of the proceeds of the Loans may be used for soft costs, such as freight, taxes and installation associated with the acquisition of such equipment or for general corporate working purposes (collectively, “Softcosts”).

1.02                           Accounting Terms.  Accounting terms used and not otherwise defined in this Agreement, have the meanings determined by, and all calculations with respect to accounting or financial matters shall be computed in accordance with, GAAP.

SECTION II.                                       THE LOANS

2.01                           Commitment to Make Loans.  Subject to the satisfaction of the applicable conditions precedent, CIT agrees to make Loans to Debtor, on or before September 25, 2009 up to the Maximum Loan Amount for the purchase of equipment, which equipment must be approved and deemed acceptable by CIT;  provided that up to $500,000 of the proceeds of the Loans may be used for Softcosts.  All Loans requested by Debtor shall be in increments of $100,000 and shall be due and payable on or before September 25, 2013.

2.02                           Loans Evidenced by the Notes.  Whenever Debtor desires that CIT make a Loan, Debtor shall notify CIT of the date on which Debtor desires CIT to make such Loan and provide CIT with a completed and signed Note to evidence the Loan, in form and substance satisfactory to CIT, a completed and signed Funding Certificate in the form set forth on Exhibit B hereto, a supplement to Exhibit A hereto setting forth the Collateral being purchased (or reimbursed, as the case may be) with the proceeds of such Loan.  With respect to equipment purchased by Debtor prior to the date hereof, or acquired after the date hereof by the Debtor using funds other than the proceeds of a Loan, and subject to Section 2.06 hereof, in order to request a loan to reimburse the cost of such equipment, Debtor shall provide CIT with a copy of the original invoice and proof of payment for such equipment.

2.03                           Payments of Principal and Interest.  The principal amount of each Loan and all interest thereon shall be due and payable to CIT, in immediately available funds, without defense, setoff, claim, counterclaim or right of recoupment, in accordance with the terms of the Note evidencing such Loan.

2.04                           Interest on Loans; Default Rate.  The rate of interest on each Loan shall be calculated at a rate equal to the per annum rate of interest published in the Federal Reserve Statistical Release H.15 as the five-year treasury note rate (as determined two (2) business days prior to the issuance of the applicable Loan), plus 9.10%, provided that the five-year treasury note rate shall not be lower than 2.90%.  Notwithstanding the foregoing, the rate of interest on each Loan shall be capped at 12.95%.  Upon the occurrence of an Event of Default, all Loans may, at the election of CIT, bear interest at the applicable Default Rate of Interest set forth in the Note evidencing such Loans until such Event of Default is waived.  Debtor may elect an interest-only period of up to six (6) months with respect to each of the Loans.

2.05                           Other Terms and Conditions of Loans.  Each Loan shall be subject to such other terms and conditions as are set forth in the applicable Note.

2.06                           Equipment Acquired Prior to the Date Hereof.  With respect to equipment acquired by Debtor prior to the date of this Agreement, the Debtor may request Loans for the following percentage of the actual cost of such equipment: (a) with respect to equipment purchased within six (6) months prior to the date hereof, 100% of the actual cost, and (b) with respect to equipment purchased more than six (6) months, but less than twelve (12) months prior to the date hereof, 70% of the actual cost, and (c) with respect to equipment purchased more than twelve (12) months but less than twenty-four (24) months prior to the date hereof, 60% of the actual cost, and (d) with respect to equipment purchased more than twenty-four (24) months prior to the date hereof, 0% of the actual cost.  Notwithstanding the foregoing, the $500,000 of Loans which relate to Softcosts shall not be subject to the percentage restrictions set forth above.

2.07         Conditions Precedent to Initial Funding.  The obligation of CIT to make the Loans to the Debtor is subject to the satisfaction or waiver in writing by CIT of the following conditions precedent:

2.07.1          Lien Searches.  CIT shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by CIT, and such searches shall verify that CIT, will have, a first priority security interest in the Collateral.

2.07.2          Insurance.  Debtor shall have delivered to CIT evidence satisfactory to CIT that all required insurance is in full force and effect in accordance with Section 6.

2.07.3          UCC Filings.  All Uniform Commercial Code financing statements and similar documents required to be filed in order to create in favor of CIT, a first priority perfected security interest in the Collateral, shall have been properly filed in each office in each jurisdiction required.

2.07.4          Secretary’s Certificate.  CIT shall have received an executed certificate of the corporate secretary of the Debtor, satisfactory in form and substance to CIT, certifying that the representations and warranties contained herein are true and correct in all material respects and that Debtor is in compliance with all of the terms and provisions set forth herein; attesting to the signature of the person executing the Loan Documents and no Default or Event of Default has occurred.

2.07.5          Organizational Documents.  CIT shall have received a copy of the Certificate of Incorporation of Debtor, certified by the applicable authority in Delaware, and copies of the by-laws (as amended through the date hereof) of Debtor.

2.07.6          No Material Adverse Effect.  CIT shall have completed and be satisfied with an updated examination and verification of the books and records of the Debtor, and such examination shall indicate that (i) no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Debtor or  the Debtors’ subsidiaries over the last ninety (90) days.

2.07.7          Background Checks.  CIT shall have received and be satisfied with background checks on key managers and stockholders of Debtor, if requested.

2.07.8          Landlord Waivers.  CIT shall have received a fully executed landlord waiver with respect to each leased location where the Collateral will be located.  Each such location is listed on Exhibit A.

2.07.9          Other Documents.  Such other documents and completion of such other matters, as CIT may reasonably deem necessary or appropriate.

2.08             Conditions Precedent to Making Loans.

2.08.1          No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the making of the Loan.

2.08.2          Material Adverse Effect.  CIT has determined in CIT’s sole discretion that nothing has occurred that has had a Material Adverse Effect.

SECTION III.            COLLATERAL SECURITY

3.01         Grant of Security Interest.  To secure Debtor’s payment and performance of all of the Obligations, Debtor hereby grants to CIT a general, continuing and valid, first priority security interest in and perfected lien upon the Collateral.

3.02         Accessions.  All additions and upgrades acquired by Debtor which are or become attached to or part of the Collateral, which are not removable without in any way affecting or impairing the originally intended function or use of such Collateral, shall become Collateral subject to the terms of this Agreement.

3.03         Financing Statements and Evidence of Security Interests.  Debtor hereby authorizes CIT to file such Uniform Commercial Code financing statements in form satisfactory to CIT as CIT reasonably deems necessary in order to perfect CIT’s security interest in the Collateral.  In addition, Debtor agrees to take such other steps as CIT from time to time reasonably may request in order to perfect CIT’s security interests in the Collateral, including noting of CIT’s lien on the Collateral and delivering to CIT any of the Collateral evidenced by an Instrument or a certificate.

SECTION IV.           REPRESENTATIONS AND WARRANTIES

4.01         Representations and Warranties.  Debtor hereby represents and warrants to CIT as follows:

(a)           Existence and Power.  Debtor is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Debtor has the power to own its properties and to engage in its business as currently conducted.

(b)           Financial Condition.  All financial information and financial statements of Debtor previously furnished to CIT present fairly, in all material respects, the financial condition of Debtor as of the date of such financial information or financial statements, as applicable.

(c)           Debtor Information.  The signature block on the signature page hereof sets forth Debtor’s exact and complete legal name.  In addition, set forth under Debtor’s signature block is Debtor’s (i) type of organization, (ii) the State in which Debtor is organized or formed, (iii) Debtor’s organizational identification number (or, if no such identification number has been assigned by Debtor’s State of organization, an indication that no such number has been assigned), (iv) the exact address of its chief executive office, and (v) Debtor’s federal employer identification number.

(d)           Past Changes.  Except as set forth on Schedule 4.01(d) or on the signature block on the signature page hereof, Debtor has not within the past five (5) years (i) changed its name, (ii) been the surviving entity in any merger, or (iii) been known by, or included in a Uniform Commercial Code financing statement relating to Debtor under, any name other than Debtor’s name set forth on the signature page hereof.

(e)           No Violations.  The making and performance of this Agreement, the Notes and the other Loan Documents will not (i) violate Debtor’s organizational documents, (ii) violate any applicable laws or (iii) result in a breach of or default under any material contract, agreement, or instrument to which Debtor is a party or by which Debtor or its property is bound, including, without limitation, any shareholder agreements and convertible note documentation.

(f)            Consents.  All necessary consents, approvals or authorizations of, or filing, registration or qualification with, any person, entity or governmental authority, required to be obtained by Debtor in connection with the execution and delivery of this Agreement or the undertaking or performance of any obligation hereunder has been obtained.

(g)           Pending Disputes.  Except as previously disclosed by Debtor to CIT in writing, there exist no actions, suits or proceedings of any kind by or against Debtor pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h)           Authority and Enforceability.  Debtor (i) has the power and authority to enter into this Agreement, the Notes and the other Loan Documents, and to incur and perform the Obligations, and (ii)

has taken all actions necessary to authorize the execution, delivery, and performance of this Agreement, the Notes and the other Loan Documents to which Debtor is a party.  This Agreement, the Notes the other Loan Documents to which Debtor is a party are valid, binding, and enforceable against Debtor in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law.

(i)            Collateral Matters.  Debtor is the absolute owner of all Collateral, free and clear of all liens, claims and encumbrances other than the Permitted Liens.

(j)            Environmental and Health Care Issues.  Debtor represents and warrants that it: (i) possesses and will maintain at all times during the term of this Agreement environmental, health and safety licenses, healthcare and other permits, authorizations, registrations, FDA and other approvals and similar rights (“Approvals”) necessary under all environmental and health laws, rules and regulations for Debtor to conduct its operations as now being conducted and (ii) each Approval and similar rights is and will remain during the term of this Agreement valid and subsisting, in full force and effect and enforceable by Debtor in all material respects.  Except as disclosed in this Agreement, Debtor has received no written notices of any violation or noncompliance with, or remedial obligation under, any environmental or health care laws and there are no writs, injunctions, decrees, orders, lawsuits, claims, proceedings or judgments outstanding under or, to the knowledge of Debtor, investigations or inquiries pending or threatened relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any Collateral, any real estate where the Collateral is located or other Collateral covered by this Agreement.

4.02         Remaking of Representations and Warranties.  All representations and warranties made by Debtor in Section 4.01 shall be deemed to be remade by Debtor each time that CIT makes a Loan to Debtor and each time that CIT makes a disbursement under any Loan to Debtor.

SECTION V.             COVENANTS OF DEBTOR

5.01         Affirmative Covenants.  Until the full and final payment and satisfaction of the Obligations and the termination of CIT’s commitments to make Loans hereunder, Debtor agrees to comply, at all times, with the following agreements and covenants:

(a)           Liens.  Debtor agrees to keep the Collateral free and clear of all liens, claims and encumbrances (other than Permitted Liens), and to forever warrant and defend the Collateral from any and all claims and demands of any other person or entity.

(b)           Maintenance of Collateral.  Debtor agrees to (i) maintain the Collateral in good and substantial repair and condition, reasonable wear and tear excepted, (ii) make any and all repairs and replacements to the Collateral when and where reasonably necessary, and (iii) safeguard, protect and hold all Collateral in accordance with the terms hereof and subject to CIT’s security interest.  The Collateral shall be held at all times at the locations listed on Exhibit A hereto or other locations approved by CIT in writing and for which CIT has received, at its request, an executed landlord waiver.

(c)           Compliance with Laws.  Debtor agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official applicable to Debtor, the Debtor’s business, if the failure to so comply would have a Material Adverse Effect.

(d)           Maintenance and Compliance with Permits.  Debtor agrees to obtain and maintain all permits, approvals, authorizations and licenses necessary to operate its business, to conduct Debtor’s business and to bill and collect accounts receivable payable by governmental entities, except to the extent the failure to maintain any such permit, approval, authorization or license would not have a Material Adverse Effect.

(e)           Financial Records.  Debtor agrees to maintain books and records pertaining to Debtor’s financial matters in such detail, form and scope as is commercially reasonable.  Debtor agrees to allow CIT, at reasonable times upon reasonable notice, but in any event, absent the occurrence of a Default, only two (2) times in any twelve (12) month period, (i) to examine Debtor’s books and records, and make copies thereof and take extracts therefrom, and (ii) to verify and inspect the Collateral.

(f)            Financial Statements.  Debtor agrees to furnish to CIT the following financial statements of Debtor:

(i)            Within ninety (90) days following the end of each fiscal year of Debtor, audited financial statements of Debtor for such fiscal year, including a balance sheet, income statement and statement of cash flows for such fiscal year, prepared in accordance with GAAP and certified (without qualification or exception deemed material by CIT) by independent certified public accountants who are reasonably acceptable to CIT , setting forth in comparative form the figures for the previous fiscal year (if applicable); and

(ii)           Within forty-five (45) days after the end of each fiscal quarter of Debtor, unaudited quarterly financial statements, conforming to the requirements set forth in clause (i) above but subject to reasonable year-end adjustments and without footnotes, prepared in conformity with GAAP and certified by Debtor’s chief financial officer to be, in such officer’s opinion, complete, true and correct in all material respects and to present fairly Debtor’s financial position as of the end of such fiscal quarter.

(g)           Terrorism and Money Laundering Laws.  Debtor agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)).  Debtor shall also ensure that no person who owns a controlling interest in or otherwise controls Debtor is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar executive order.  Debtor acknowledges that CIT’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, Debtor agrees to provide to CIT all information about Debtor’s ownership, officers, directors, customers and business structure as CIT reasonably may require to comply with such laws, regulations and executive orders.

(h)           Use of Loan Proceeds.  Debtor agrees to use the proceeds of all Loans only for the purchase of equipment in the normal course of business and not for distributions to any shareholders, members or partners of Debtor; provided that up to $500,000 of the proceeds of the Loans may be used for Softcosts.

(i)            Taxes and Tax Returns.  Debtor agrees to file timely all federal, state, and local tax returns required by applicable laws and to pay or caused to be paid all taxes, assessments, and other governmental charges imposed upon Debtor or the Collateral prior to the due date therefor.  If a lien securing any taxes is filed in any public office, then Debtor shall pay all such taxes immediately and remove such lien promptly; provided, that, pending such payment and removal of such lien, CIT may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, pay such taxes on behalf of Debtor, and the amount paid by CIT shall become an Obligation which is due and payable on demand by CIT.

(j)            Right of First Negotiation for New Equipment Financing.  During the one year period following the effective date of this Agreement, Debtor agrees that should Debtor desire to borrow an aggregate amount less than or equal to two million dollars ($2,000,000) for the purpose of acquiring or otherwise financing equipment, then Debtor shall notify CIT of such desire and shall negotiate with CIT the proposed terms of such financing.  In the event that CIT and Debtor fail to agree on terms for such financing within twenty (20) days after Debtor first notifies CIT of such intention, then Debtor shall be free to negotiate terms for such financing with third parties.  If CIT notifies Debtor that CIT is not interested in negotiating terms for such a proposed financing, then subject to the restrictions set forth herein, Debtor may immediately enter into negotiations with a third party for the financing of such equipment and is not required to wait twenty (20) days before initiating such negotiations.  For purposes of clarity, CIT shall have this right of first negotiation only for the one year period following the effective date of this Agreement and only for a financing in an aggregate amount less than or equal to two million dollars ($2,000,000).

5.02         Negative Covenants.  Until the full and final payment and satisfaction of the Obligations and the termination of CIT’s commitments to make Loans hereunder, Debtor agrees to comply, at all times, with the following agreements and covenants:

(a)           Sale of Collateral.  Debtor agrees (i) not to sell, assign or otherwise dispose of any interest in the Collateral, and (ii) not to remove or attempt to remove any item of Collateral from the location set forth on Exhibit A hereto once installed.

(b)           No Fixtures.  No part of the Collateral other than leasehold improvements shall be or become fixtures under applicable law.

(c)           Organizational and Business Changes. Debtor agrees not to (i) merge or consolidate with any other entity, (ii) change its name, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) permit any Change in Control, or (iv) enter into or engage in any operation or business activity other than its business as currently conducted; provided that Debtor may change its name or so long as Debtor provides CIT with thirty (30) days prior written notice thereof and the appropriate parties execute and deliver to CIT, prior to making such change, all documents and agreements required by CIT in order to ensure that CIT’s security interests in the Collateral continue in effect without any break or lapse in perfection.

(d)           Subsidiaries.  Debtor agrees not to create or acquire any new subsidiary unless (a) Debtor notifies CIT as promptly as reasonably practicable prior to the formation or acquisition of such subsidiary and (b) at CIT’s election, such subsidiary guarantees the Obligations.

SECTION VI.           INSURANCE; EVENT OF LOSS

6.1           Insurance Coverage.

(a)           Debtor shall obtain and maintain, at Debtor’s expense, “All Risks” property insurance covering the Collateral against all risks of loss or physical damage to the Collateral for the full insurable value thereof at the greater of on a “replacement cost” basis or for the outstanding balance of the Obligations, and naming CIT as lender loss payee.  In addition, Debtor shall obtain and maintain commercial general liability coverage in an amount reasonably acceptable to CIT and naming CIT as additional insured, and Debtor shall also obtain such other insurance in amounts and against such risks as CIT may reasonably specify, and shall promptly deliver each policy to CIT with a standard long-form lender endorsement duly executed by the applicable insurance carrier (or its authorized agent) or other evidence of insurance acceptable to CIT; and providing CIT with not less than thirty (30) days prior written notice of cancellation (ten (10) days for non-payment of premiums).  Each such policy shall be in form, terms and amounts with deductibles satisfactory to CIT, issued by insurance carriers reasonably satisfactory to CIT.  Such carriers shall in no event have an A.M. Best’s Rating of less than “A-VII.”  As to CIT’s interest in such policy, no act or omission of CIT or any of CIT’s officers, agents, employees or representatives shall affect the obligations of the insurer to pay the full amount of any loss.

(b)           Debtor hereby assigns to CIT any monies which may become payable under any such policy of insurance as a result of any Collateral that has been destroyed or otherwise impaired and irrevocably constitutes and appoints CIT as Debtor’s attorney in fact (i) to make, settle and adjust claims under each policy of insurance, (ii) to make claims for any monies which may become payable under such insurance and other insurance on the Collateral including returned or unearned premiums, and (iii) to endorse Debtor’s name on any check, draft or other instrument received in payment of claims or returned or unearned premiums under each policy and to apply the funds to the payment of the Obligations owing to CIT; provided, however, CIT is under no obligation to do any of the foregoing.

(c)           Should Debtor fail to maintain the insurance coverage required by this Section 6.01 in full force, or to pay any premium in whole or in part relating thereto, then CIT, without waiving or releasing any default or obligation by Debtor, may (but shall be under no obligation to) either (i) purchase and maintain insurance coverage on the Collateral or (ii) pay the premiums therefor, in either case, on behalf of Debtor.  The full amount of any such insurance purchased and/or premium paid by CIT shall be payable by Debtor upon demand, and failure to pay same shall constitute an Event of Default under this Agreement and the other Loan Documents.

6.02         Event of Loss.  In the event that there has been a loss of Collateral or damage thereto to all or any portion of any Collateral (an “Event of Loss”), Debtor shall forthwith (and in any event within three (3) days after such occurrence) give CIT written notice of such Event of Loss, and CIT and Debtor shall proceed diligently and cooperate fully with each other in the recovery of any and all proceeds of insurance applicable thereto.  All such proceeds of insurance shall be paid to CIT and applied against the Debtor’s Obligations, such application to be made first to accrued interest and all other amounts then due and owing under the terms and conditions of the Loan Documents, and second ratably against the installments due under the Notes in the inverse order of their maturities.

SECTION VII.          FEES AND EXPENSES; INDEMNITY

7.01         Fees and Expenses.

(a)           Facility/Structuring Fee.  To induce CIT to enter into this Agreement and to extend to Debtor the Loans, Debtor agrees to pay to CIT a facility/structuring fee in the amount of $20,000.00 (the “Facility/Structuring Fee”), which shall be fully earned upon execution of this Agreement by CIT and Debtor.

(b)           Late Fee.  In addition to other amounts which may be due hereunder, Debtor agrees to pay to CIT a late fee in the amount of 5% of the payment amount (the “Late Fee”) for each payment of principal and/or interest which shall not have been received by CIT within ten (10) days following the due date therefor.

(c)           Attorney Fees.  In addition to other amounts which may be due hereunder, Debtor agrees to pay to CIT on request for all reasonable costs, fees and expenses of CIT, or any persons acting on its behalf (including, without limitation, the fees, costs and expenses of inside or outside counsel in connection with the drafting, negotiating and execution of all Loan Documents.

(d)           Other Obligations.  Debtor agrees to pay to CIT, within (ten) 10 days of Debtor’s receipt of an invoice from CIT, all other monetary Obligations due and payable by Debtor to CIT under this Agreement, the Notes and the other Loan Documents.

7.02         Indemnity.  Debtor hereby agrees to indemnify CIT and its officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party: (a) as a result of CIT’s exercise of any of CIT’s rights and remedies under this Agreement, or CIT’s defense of its interests in the Collateral (including the defense of claims brought by Debtor as a debtor-in-possession, any creditors’ committee of Debtor or any trustee in bankruptcy); (b) as a result of any environmental pollution, hazardous material or environmental clean up relating to the real estate on which the Collateral may be located; (c) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over Debtor; and (d) otherwise relating to or arising out of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto; provided that an Indemnified Party’s conduct in connection with any of the foregoing matters does not constitute gross negligence or willful misconduct.  This indemnification shall survive the repayment and satisfaction of the Obligations.

SECTION VIII.         EVENTS OF DEFAULT; REMEDIES

8.01         Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)           Debtor shall fail to pay when due the principal and interest payable under any Note, or any other monetary Obligation due and payable by Debtor to CIT under this Agreement, the Notes or the other Loan Documents, and such failure shall continue for a period of ten (10) days;

(b)           Debtor shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by Debtor under this Agreement, the Notes or the other Loan Documents (other than those referred to in Section 8.01(c) below), and such failure shall continue unremedied for a period of 30 days;

(c)           Debtor shall fail to perform or observe any covenant, condition or agreement to be performed or observed by Debtor pursuant to Sections 5.01(a), 5.01(h), 5.02 and 6.01 hereof;

(d)           Any representation or warranty made by Debtor herein, in any other Loan Document or in any document or certificate furnished to CIT in connection herewith shall have been incorrect or misleading in any material respect when made or deemed made;

(e)           Debtor shall liquidate or dissolve, or shall cease to do business as a going concern;

 (f)                                 (i) The commencement by Debtor of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against Debtor of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of Debtor, but only if such proceeding is not contested by Debtor within ten (10) days after commencement and not dismissed or vacated within sixty (60) days after commencement;

(g)                                 A judgment creditor of Debtor shall obtain possession or control of any of the Collateral by any means;

(h)                                 There shall be a judgment rendered against Debtor in an amount in excess of $100,000;

(i)                                     A Change of Control shall occur;

(j)                                     A Material Adverse Effect shall occur in the business or condition of Debtor; or

(k)                                  If Debtor breaches or violates the terms of, or if a default or an event of default occurs under any other existing or future agreement (related or unrelated) between or among Debtor and CIT or any affiliate or direct of indirect subsidiary of CIT, including without limitation, any lease agreements or finance agreements.

8.02                           Rights and Remedies of CIT.

(a)                                  Remedies With Respect to Outstanding Loans.  Upon the occurrence of an Event of Default, at the option of CIT, all commitments of CIT to make Loans to Debtor pursuant to any of the Loan Documents shall cease, unless such Event of Default is waived in accordance herewith.  In addition, upon the occurrence and continuance of an Event of Default, CIT may, at its option (i) declare all Obligations immediately due and payable, (ii) charge Debtor the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 2.04 of this Agreement, provided that CIT has given Debtor written notice of such Event of Default if required by Section 2.04, and (iii) immediately terminate this Agreement and the other Loan Documents upon notice to the Companies.  Notwithstanding the foregoing, (x) CIT’s commitment to make Loans to Debtor pursuant to any of the Loan Documents automatically shall terminate without any declaration, notice or demand by CIT upon the commencement of any proceeding described in Section 8.01(f), and (y) this Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon (A) the commencement of any proceeding described in clause (i) of Section 8.01(f) or (B) upon the commencement of any proceeding described in clause (ii) of Section 8.01(f), only if such proceeding shall not be contested by Debtor within the time required, or the proceeding shall not be dismissed or vacated within the time required.

(b)                                 Remedies With Respect to Collateral.  Immediately after the occurrence and continuance of an Event of Default, CIT may, at its option, to the extent permitted by applicable law:

(i)                                     Exercise all rights of and remedies available to a secured party in law or in equity with respect to Debtor and the Collateral, whether under the Uniform Commercial Code or otherwise, including the right to (A) by its own means or with judicial assistance, enter Debtor’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and Debtor shall not resist or interfere with such action , (b) require Debtor at Debtor’s expense to assemble all or any part of the Collateral and make it available to CIT at any place designated by CIT, and (C), (B) sell, lease, license or otherwise dispose of the Collateral; and

(ii)                                  Foreclose CIT’s security interests in the Collateral by any available judicial procedure.

CIT shall have the right, at its option, to rebuild, repair, or perform maintenance on any Collateral for the purpose of putting the Collateral in such saleable form as CIT shall deem appropriate.  Debtor hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  Debtor covenants and agrees not to interfere with or impose any obstacle to CIT’s exercise of its rights and remedies with respect to the Collateral, after the occurrence and continuance of an Event of Default hereunder.

(c)                                  Application of Proceeds.  The net cash proceeds resulting from CIT’s exercise of any of the foregoing rights (after deducting all costs and expenses of CIT including, without limitation, legal fees and expenses) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and Debtor shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to Debtor or its successors and assigns, and surplus therefrom.

(d)                                 Rights Cumulative.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive, and the exercise of any such right or remedy shall not preclude the exercise of any other right or remedy available to CIT under applicable law or the Loan Documents, all of which shall be cumulative.

8.03                           Power of Attorney.  Debtor hereby irrevocably appoints any officer, employee or agent of CIT as Debtor’s true and lawful attorney-in-fact with power to, upon the occurrence and during the continuance of an Event of Default under this Agreement or any Note or any other Loan Document:  (i) endorse Debtor’s name upon any notes, checks, drafts, money orders, or other instruments or payments or other Collateral that may come into CIT’s possession; (ii) sign and endorse Debtor’s name upon any documents of title, invoices, freight or express bills, assignments, verifications and notices in connection with any of the Collateral, and any instruments or documents relating thereto or to Debtor’s rights therein; (iii) at any time whether or not an Event of Default has occurred, to execute in Debtor’s name and file one or more financing, amendment and continuation statements covering the Collateral; and (iv) at any time whether or not an Event of Default has occurred, to file, settle or adjust, and receive payment of claims made under any such insurance policy on or after the occurrence of any loss of Collateral or any damage or destruction thereto, and to endorse Debtor’s name on any checks, drafts or other instruments on payment of such insurance  claims.  Any such attorney of Debtor shall have full power to do any and all things necessary to be done with respect to the above transactions as fully and effectually as Debtor might do.

SECTION IX.                                  MISCELLANEOUS PROVISIONS

9.01                           Assignments.  Without the prior written consent of CIT, Debtor shall not assign, transfer, pledge, hypothecate, or otherwise dispose of any interest or obligation of Debtor under this Agreement, any Note or any other Loan Document.  Nor shall Debtor sublease or lend the Collateral or permit the Collateral to be used by any person or entity other than Debtor, Debtor’s employees or, solely with respect to permission to use the Collateral, Debtor’s Collaboration Partners.  Subject to Section 8.02(b) hereof, CIT may, without the consent of or notice to Debtor, assign or transfer all or any portion of CIT’s rights under this Agreement or one or more Notes to any person or entity.  Debtor agrees that, following its receipt of notice of any such assignment by CIT, Debtor will pay the payments relating to such assigned rights directly to the assignee (or to whomever the assignee shall designate).  Upon CIT’s request, Debtor will acknowledge to any assignee receipt of CIT’s notice of such assignment.

9.02                           Further Assurance.  From time to time, Debtor will execute and deliver to Lender such additional documents and will provide such additional information and do and perform such things as Lender may reasonably require to carry out the terms and intent of this Agreement and the other Loan Documents and be informed of the status and affairs of Debtor.

9.03                           Enforcement and Waiver by CIT.  CIT shall have the right at all times to enforce the provisions of this Agreement, any Note and any other Loan Document in strict accordance with the terms hereof and thereof, notwithstanding any prior conduct or custom on the part of CIT in refraining from so doing at any time or times.  No waiver of an Event of Default by CIT shall be effective unless such waiver is in writing and signed by CIT.  No delay or failure of CIT to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default.  A waiver on any occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

9.04                           Notices.  Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a)                                          If to CIT, at:

CIT Healthcare LLC
305 Fellowship Road
Mt. Laurel, NJ  08054
Attn: Alisa Micarelli
Telecopier No.: 856-727-5170;

(b)                                         If to Debtor at:

Redpoint Bio Corporation

7 Graphics Drive
Ewing, NJ 08628
Attn:
Telecopier No.: (609) 637-0126;

With a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ  08540

Attn:  Andrew P. Gilbert

Telecopier No.  (609) 919-6701; or

(c)                                          To such other address as any party may designate for itself by like notice.

9.05                           Waivers by Debtor.  To the maximum extent permitted by applicable laws:

(a)                                  DEBTOR AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  DEBTOR HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

(b)                                  DEBTOR AGREES NOT TO ASSERT ANY CLAIM AGAINST CIT FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

9.06                           Choice of Law.  The validity, interpretation and enforcement of this agreement and the other loan documents shall be governed by the laws of the State of New York, except to the extent that any other loan document includes an express election to be governed by the laws of another jurisdiction.

9.07                           Consent to Jurisdiction.  Debtor consents to the personal jurisdiction and venue of the Federal and State courts located within the State of New York with respect to any action arising out of the Notes, this Agreement, the other Loan Documents or any other document or certificate delivered in connection herewith and therewith; provided that CIT may, in CIT’s sole discretion, enforce this Agreement, the Notes or any other Loan Document in any court having lawful jurisdiction thereof.

9.08                           Entire Agreement; Amendments; Binding Effect.  This Agreement and the other Loan Documents: (a) constitute the entire agreement between Debtor and CIT; (b) supersede any prior agreements; (c) may be amended only by a writing signed by Debtor and CIT; and (d) shall bind and benefit Debtor and CIT and their respective successors and permitted assigns.  Should the provisions of any other Loan Document conflict with the provisions of this Agreement, the provisions of this Agreement shall apply and govern.

9.09                           Severability.  If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

9.10                           Usury Limit.  In no event shall Debtor, upon demand by CIT for payment of any of the Obligations, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law.  Regardless of any provision herein, or in any Note or other Loan Document, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law.  If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such.  If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Debtor.  This Section 9.10 shall control every other provision of this Agreement, the Notes and the other Loan Documents.

9.11                           Headings.  Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.12                           Counterparts.  This Agreement may be executed in any number of manually executed and numbered counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  To the extent, if any, that this Agreement (with or without any of the Notes) constitutes chattel paper under the provisions of the applicable Uniform Commercial Code, no security interest in this Agreement and such Note may be created through the transfer and possession of any counterpart other than counterpart number one.

9.13                           Survival.  The representations, warranties, covenants and indemnities contained in this Agreement, the Notes and the other Loan Documents shall survive the execution and delivery hereof and thereof and payment, performance and satisfaction of the Obligations.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

REDPOINT BIO CORPORATION

By:	/s/ Scott Horvitz
Name: Scott M. Horvitz
Title: Chief Financial Officer, Treasurer and Secretary

If an Organization, Type of Organization:  Corporation

Jurisdiction of Organization or Formation:  Delaware

Federal Tax Identification Number:  22-3393959

Location of Chief Executive Office:  7 Graphics Drive, Ewing, New Jersey, 08628

Names Used in Past Five (5) Years:  Linguagen Corp.

CIT HEALTHCARE LLC

By:	/s/ Alisa Micarelli
Name:	Alisa Micarelli
Title:	SVP

COUNTERPART    OF

Schedule 4.01(d)

Redpoint was incorporated in August 1995 under the name “Linguagen Corp.”  On November 29, 2006, we changed our name from “Linguagen Corp.” to “Redpoint Bio Corporation”.

On March 12, 2007, we entered into the Agreement and Plan of Merger, dated as of March 12, 2007, by and among Redpoint, on the one hand, and Robcor Properties, Inc. (“Robcor”), Robcor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Robcor (“Merger Sub”), Robcor, LLC, a Kentucky limited liability company and wholly-owned subsidiary of Robcor (“Robcor LLC”), and Halter Financial Investments, L.P., a Texas limited partnership, and Michael Heitz, as stockholders of Robcor, on the other hand (the “Reverse Merger Agreement”).  The transactions contemplated by the Reverse Merger Agreement were consummated on March 12, 2007 (the “Closing Date”).

Pursuant to the Reverse Merger Agreement, on the Closing Date, Merger Sub merged with and into Redpoint, (the “Reverse Merger”), with Redpoint being the surviving corporation.  Redpoint became a wholly-owned subsidiary of Robcor and the outstanding shares of capital stock, convertible notes and certain warrants to purchase capital stock of Redpoint were converted into an aggregate of 35,073,259 shares of Robcor common stock in accordance with the Delaware General Corporation Law, on the terms and conditions as set forth in the Reverse Merger Agreement.

On May 3, 2007, Robcor and Redpoint entered into an Agreement and Plan of Merger in which Robcor, the former parent company of Redpoint, merged with and into Redpoint. Such merger was deemed effective on June 15, 2007.

EXHIBIT A

COLLATERAL

See attached.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting                                             of Redpoint Bio Corporation., a Delaware corporation (“Debtor”), does hereby certify to CIT HEALTHCARE LLC, (“CIT”) in connection with that certain Loan and Security Agreement dated as of September 25, 2008 by and among Debtor and CIT (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.                                       The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

2.                                       No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3.                                       Borrower is in compliance with the covenants and requirements contained in Sections 2.07, 2.08, 5 and 6 of the Loan Agreement.

4.                                       All conditions referred to in Sections 2.07 and 2.08 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5.                                       No Material Adverse Change has occurred.

6.                                       The proceeds for the Loan shall be disbursed as follows:

Loan Amount	$
Amount of Advance attributable to Softcosts:	$
Less (Initial Advances Only):
Legal Fees	$
Balance of Facility/Structuring Fee	$

Net Proceeds due Debtor from CIT:	$

7.                                       The aggregate net proceeds of the Loan in the amount of $                                   shall be transferred to Debtor’s account as follows:

Account Name:	Custody Services
For Final Credit to account:	Redpoint Bio Corporation DE3170
Bank Name:	State Street Bank & Trust Company
Bank Address:	Crown Colony Park, 1200 Crown Colony Drive
Quincy, MA 02169-0938
Attention:	Trisha Rodney
Telephone:
Account Number:	17039843
ABA Number:	011000028

Dated: , 20	DEBTOR:

REDPOINT BIO CORPORATION

By:

Name:

Title: